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Exhibit 21.1

LIST OF SUBSIDIARIES

        Hyperdynamics Corporation Subsidiaries

Subsidiary Name	State or Other Jurisdiction of Incorporation or Organization
HYD Resources Corporation	Texas
Hyperdynamics Oil & Gas Limited	United Kingdom
SCS Corporation Ltd	Cayman Islands
SCS Corporation holds 100% ownership of the following subsidiary
SCS Guinea SARL	Guinea

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  Exhibit 21.1
LIST OF SUBSIDIARIES